EXHIBIT 2.2

FIRST AMENDMENT TO CERTIFICATE OF FORMATION

OF

HSF HOLDINGS, LLC

[Name change to: HALL STRUCTURED FINANCE II, LLC]

This First Amendment to the Certificate of Formation of HSF Holdings, LLC (the “Company”) is being duly executed and filed by Donald L. Braun, Manager, to amend the Certificate of Formation of the Company pursuant to the Texas Business Organizations Code:

1.          The name of the Company is HSF Holdings, LLC. The Certificate of Formation was originally filed on January 14, 2013 and assigned File Number 801717237.

2.          This Certificate amends ARTICLE I of the Certificate of Formation of the Company.

3.          Article I of the Certificate of Formation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the limited liability company is Hall Structured Finance II, LLC (the “Company”).

4.          The amendments to the Certificate of Formation have been approved in the manner required by the Texas Business Organizations Code and the entity’s governing documents.

5.          This document becomes effective on the date of filing with the Secretary of State for the State of Texas.

IN WITNESS WHEREOF, the undersigned has executed this First Amendment to the Certificate of Formation effective as of the 13th day of September, 2013.

HSF Holdings, LLC,
a Texas limited liability company

By:	/s/ Donald L. Braun
Donald L. Braun
Manager